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                                                                   EXHIBIT 23.04

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of HNC Software Inc. of our report dated January 29, 1998, except as to Note 11 which is as of February 13, 1998, relating to the financial statements of HNC Software Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1997 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.




PricewaterhouseCoopers LLP


San Diego, California
December 17, 1998